SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

AMENDMENT NO. 11 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL BUSINESS RESOURCES, INC.
(Exact Name of Small Business Issuer in its Charter)

Delaware (State of Incorporation)	7389 (Primary Standard Classification Code)	65-1048794 (IRS Employer ID No.)

One Boca Place, Suite 112E
Boca Raton, Florida  33431 (561) 981-8210
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

Peter Goldstein
One Boca Place, Suite 112E
Boca Raton, Florida  33431
(561) 981-8210
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
ANSLOW & JACLIN, LLP
4400 ROUTE 9, 2ND FLOOR
FREEHOLD, NEW JERSEY  07728
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. | |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration fee
Common Stock (1) par value $0.0001 per share	980,000	$490,000	$122.50

(1)     Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Represents shares owned by 28 of our security holders which can be sold at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED      , 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

GLOBAL BUSINESS RESOURCES, INC.

980,000 shares of our common stock by selling security holders at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We are registering 980,000 shares of our common stock, par value $.0001 held by 28 of our security holders, known as the selling security holders which shares are being registered for resale pursuant to this registration statement.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is    , 2002

Currently, our common stock is not trading on any public market.

Currently, our common stock is not trading on any public market.

-i-

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	12
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION	14
THE COMPANY	17
EMPLOYEES AND CONSULTANTS	21
REPORTS TO SECURITIES HOLDERS	21
DESCRIPTION OF PROPERTY	21
LEGAL PROCEEDINGS	21
MANAGEMENT	22
PRINCIPAL SHAREHOLDERS	23
SELLING SECURITY HOLDERS	24
PLAN OF DISTRIBUTION	25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
DESCRIPTION OF SECURITIES	27
DELAWARE BUSINESS COMBINATION PROVISIONS	27
INDEMNIFICATION OF DIRECTORS AND OFFICERS	28
LEGAL MATTERS	30
EXPERTS	30
INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

Please note that throughout this prospectus, the words "we", "our" or "us" refers to Global Business Resources, Inc. and not to the selling stockholders.

ABOUT OUR COMPANY

We were formed to provide management consulting services to a broad range of small and medium sized businesses that enables our clients to effectively increase profitability as well as advance the development of their businesses. Our business is focused on business and strategic planning for small to medium sized businesses. Once we determine a viable strategic plan for our clients, we design, develop and implement systems to improve the efficiencies and profitability of our client. After creating an initial strategy, we design and develop objectives that can be adapted over time to meet our clients' evolving needs. We also assist our clients in implementing these strategies by linking the objectives with varied controls and systems and deploying the applications. We refer to the strategies that we develop and implement through our consulting services as "solutions" because our clients use these services to solve business problems and achieve business goals.

HOW WE ARE ORGANIZED

We were incorporated in Delaware on October 20, 2000. We are authorized to issue two classes of capital stock, which are common stock and preferred stock. Our total authorized common stock is 50,000,000 shares, $0.0001 par value. Our total authorized preferred stock is 10,000,000 shares, $0.0001 par value. We currently have 9,945,000 common shares outstanding and no preferred shares outstanding.

WHERE YOU CAN FIND US

Our principal executive offices and the principal executive offices of our wholly subsidiary are located at One Boca Place, Suite 112E, Boca Raton, Florida 33431; and our telephone number is (561) 981-8210.

SHARES BEING OFFERED

Our selling security holders that we have identified in this prospectus are offering 980,000 of our shares at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from any sales of shares by our selling security holders. These shares will be available to be sold immediately after this registration statement becomes effective. Each of the selling security holders may offer and sell from time to time shares of our common stock directly or through broker-dealers or underwriters who may act solely as agents.

APPLICATION TO OTCBB

It is our intention to seek a market maker to apply for a quotation of our common stock on the Over the Counter Bulletin Board, also known as the OTCBB, following the effectiveness of this registration statement.

SUMMARY FINANCIAL DATA

The following is a summary of our financial data contained in this prospectus. This information reflects our operations for the period from inception to December 31, 2001 are derived from, and are qualified by reference to, our financial statements which have been audited by Robert Jarkow, CPA, independent certified public accountant and the information from our operations for the nine months ended September 30, 2002 which have been derived from our audited financial statements for such period. The information below should be read in conjunction with our consolidated financial statements and notes included in this prospectus. Our historical operating results are not necessarily indicative of the results of any future period.

	Nine Months Ended September 30, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
STATEMENT OF OPERATIONS

Revenues	$ 87,691	$ 188,562	$ 102,930
Net Income(loss)	$(61,445)	$ (34,167)	$(66,334)
Net Income(loss)per share	$ (0.0062)	$(0.0034)	$(0.0073)
Number of Shares used in calculation of net loss per share	9,945,000	9,945,000	9,046,666

September 30, 2002
BALANCE SHEET DATA

Working Capital	$ 737
Total Assets	$ 737
Total Shareholder's Deficit	$(59,369)

RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

We have a history of net losses and a limited operating history, which may result in our failure to achieve our current strategy if we cannot generate sufficient revenues to sustain our business

Since inception, we have incurred losses, and as of the nine months ending September 30, 2002, we have a deficit on a consolidated basis of $61,445. Our ultimate success in fully implementing our business model and meeting our cash flow obligations is dependent on our ability to generate a positive cash flow, as to which there can be no assurances. Because we have a limited operating history, we have no meaningful financial historical data to use as a basis for determining future operational performance. There can be no assurance that we will be able to successfully implement our business plan, generate sufficient revenue to meet our expenses, operate profitably or be commercially successful. As of the nine months ending September 30, 2002 we have a positive cash balance of $737 and we are expected to meet our operating cash flow needs for the next 12 months. There are no assurances that will meet our cash flow for the next twelve months and in the event that we continue to have net losses we may be unable to continue operations. As of September 30, 2002, we have received a total of $130,000 in revenues from activities that we will no longer provide to our clients.

We may require additional funds to achieve our current business strategy of expanding our business consulting services and our inability to obtain additional financing will interfere with our ability to expand our current business operations.

We may need to raise additional funds through public or private debt or sale of equity to expand our current business operation as a business consultant. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our expansion strategy, and as a result, could require us to diminish or suspend our expansion strategy and possibly cease our operations.

We depend upon one key employee, Peter J. Goldstein, to generate revenues and if we lose the services of Mr. Goldstein, we will be unable to provide services to our clients.

Our business consists primarily of the delivery of professional services and, accordingly, our success depends heavily on the efforts, abilities, business generation capabilities and project execution of our sole executive officer, Peter J. Goldstein. If we lose the services of Mr. Goldstein, it would severely affect our ability to continue to provide such consulting services to our clients.

Mr. Goldstein, our sole officer and sole director participates in other business ventures, which may hurt our ability to service our clients and attract additional clients.

Peter Goldstein, our sole officer and sole director is not required to commit his full time to our affairs and, accordingly, may have conflicts of interest in allocating management time among various business activities. Mr. Goldstein currently works at least forty hours per week for us and intends to continue working full time for us. Mr. Goldstein's failure to work full time for us may result in the failure to provide adequate services for our present clients. This may result in the loss of some of our present clients and a failure to generate additional clients, which would lead to a significant loss of revenue.

We may be unable to maintain our present and future clients if we are unable to hire additional qualified consultants as employees.

We may have to hire increasing numbers of highly qualified, highly educated consultants as employees. We face significant competition for these employees from our direct competitors, academic institutions, government agencies, research firms, investment banking firms and other enterprises. Many of these competing employers are able to offer potential employees significantly greater compensation and benefits or more attractive lifestyle choices, career paths or geographic locations than we can. Increasing competition for these consultants may also significantly increase our labor costs, which could effect our profitability. Our failure to recruit and retain a significant number of qualified consultants could result in the loss of present clients as well as the failure to generate additional consulting business.

We may be unable to retain our current clients or expand our business if we cannot establish relationships with outside experts or such experts are limited due to outside conflicts.

We may depend on relationships with outside experts. We will seek to retain the services of outside experts who are highly regarded in their fields and who offer a combination of knowledge, experience and expertise that would be very difficult to replace. We also will depend on the ability to secure some engagements and attract consultants in part because we could offer the services of these outside experts. Most of these outside experts will be able to limit their relationships with us at any time for any reason. These reasons could include affiliations with universities whose policies prohibit accepting specified engagements and the pursuit of other interests and retirement. The limitation or termination of any of their relationships with us or competition from any of them following the termination of their non-competition agreements with us could have a negative impact on our ability to service our consulting clients who will rely on the expertise of such individuals.

To meet our long-term growth targets, we also need to establish ongoing relationships with additional outside experts that have reputations as leading experts in their fields. We may be unable to establish relationships with any additional outside experts. Our failure to establish relationships with certain experts may cause our clients to have to hire other consulting companies which can provide such expertise.

We presently have no client base and a failure to generate new clients will require our sole officer to fund our operations until we receive financing or revenues.

Presently we do not have any clients and therefore we do not have any current revenues. If we can not generate new business in the foreseeable future, our present cash flow will not be sufficient to meet our working capital requirements and we will require additional funding from other sources. Peter Goldstein, our sole officer, director and principal shareholder has agreed to fund such operations until we receive revenues or financing. Notwithstanding same, if we can not generate revenues for a significant period of time, we may be forced to cease our business operations.

We intend to acquire other businesses which may disrupt our present business operations if we cannot integrate the acquisitions into our business.

We intend to acquire other businesses, and we may be unable to identify, acquire, successfully integrate or profitably manage any business without substantial expense, delay or other operational or financial problems. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. In addition, acquisitions of other companies commonly involve certain risks, including, among others:

*	the difficulty of assimilating the acquired operations and personnel;
*	the potential disruption of our ongoing business and diversion of resources and management time;
*	the possible inability of management to maintain uniform standards, controls, procedures and policies;
*	the risks of entering markets in which we have little or no direct prior experience; and * the potential impairment of relationships with employees or customers as a result of changes in management.

These risks may result in our failure to successfully integrate such acquisitions into our business and may cause us to have problems servicing our present clients. This failure may cause us to lose current business and significantly reduce our revenue stream. In addition, we may be unable to achieve the financial, operational and other benefits we anticipate from any acquisition. We may be unable to manage these companies profitably or successfully integrate their operations with our own. It is possible that these failed business ventures may cause us to cease or severely decrease operations due to the costs of operating such businesses.

Failure to maintain our professional reputation may result in a loss of business as well as a failure to secure new clients and hire qualified consultants.

Our ability to secure new clients and hire qualified consultants as employees depends heavily on our overall reputation as well as the individual reputations of our consultants and principal outside experts. We obtain many new engagements from existing clients or from referrals by those clients. Therefore, the failure to satisfy our present clients, could seriously impair our ability to secure new engagements. As a management consultant service provider we rely on the quality of our consulting services to maintain our business and attract new clients. Any factor that diminishes our reputation or the reputations of any of our personnel or outside experts could make it difficult for us to compete for new engagements and qualified consultants which would result in a significant loss of business.

We face intense competition from other business consulting firms which are larger and have greater resources which could result in a failure to maintain our existing clients as well as obtaining new clients.

The market for business consulting services is intensely competitive, highly fragmented and subject to rapid change. We may be unable to compete successfully with our existing competitors or with any new competitors. We compete with many large businesses and management consulting firms, specialized or industry-specific consulting firms, the consulting practices of large accounting firms, and the internal professional resources of existing and potential clients which have significantly greater personnel, financial, managerial, technical and marketing resources than we do. This competition from consulting companies with greater resources and reputations may result in our failure to maintain our existing clients as well as generate new business.

If our clients are dissatisfied with our services it may result in professional liability lawsuits.

The type of service we provide carries the risks of professional liability. Many of our engagements involve matters that could have a severe impact on the client's business, cause the client to lose significant amounts of money or prevent the client from pursuing desirable business opportunities. Accordingly, if a client is dissatisfied with our performance, the client could threaten or bring litigation in order to recover damages or to contest its obligation to pay our fees. Litigation alleging that we performed negligently or otherwise breached our obligations to the client could expose us to significant liabilities.

It is possible that we may have acted as an unlicensed broker dealer based on compensation received by us in effectuating reverse mergers and if we are deemed an unlicensed broker dealer, we may be subject to civil penalities and other sanctions.

It is possible that it can be determined that we acted as an unlicensed broker dealer pursuant to Section 15(A) of the Securities Exchange Act of 1934 based on previous transactions with National Companies, Inc., Teda Hotels Management Company Limited and Equity Management Partners LLC in which we received compensation for effectuating reverse mergers with related parties. Any form of compensation that is contingent on a securities transaction constitutes transaction-based compensation that may require registration as a broker-dealer, regardless of whether the compensation represents a percentage fee or a predetermined contingent fee. Therefore, the fee that we received for these transactions could mean that we acted as an unlicensed broker dealer. If it is determined that we acted as an unlicensed broker-dealer, then we may be subject to a claim of rescission by our shareholders as well as remedial sanctions pursuant to Section 15(b) of the Securities Act of 1934. Such sanctions could include the payment of disgorgement, prejudgment interest and civil penalties pursuant to Section 21B of the Securities and Exchange Act. If we are forced to pay disgorgement then we may have to return all profits received from our alleged activities as an unlicensed broker-dealer which could total as much as $130,000. We may also be subject to prejudgment interest on such amount as well as civil penalties in amount that woud have to be determined by the court. In addition, we may be enjoined from association with any broker-dealer in the future. Please note that we will no longer be involved in such transactions where we use an affiliated company to effectuate a reverse merger and will concentrate our efforts on our corporate consulting business.

We are not aware of any pending claims for sanctions against us based on Section 15(b) of the Securities Exchange Act of 1934. We intend to vigorously defend any such claim that we acted as an unlicensed broker dealer. Nevertheless, it is possible that a court could determine that we acted as an unlicsed broker-dealer and that we are subject to disgorgement, interest and possible civil penalties. This claim, if successful, would significantly exceed our cash reserves and require us to borrow funds and would materially and adversely affect our results of operations and financial condition. Therefore, these claims would have a significant impact on us and could force us to consider bankruptcy or a similar alternative.

In addition, if we are deemed an unlicensed broker dealer, then Peter Goldstein, our principal shareholder, officer and director may not have been eligible to take advantage of the Rule 3a4-1(a)(4)(ii) safe harbor with regard to the previous offering of securities by us. This section of Rule 3a4-1 is not available to any person who has been an associated person of a broker-dealer within the past 12 months. This restriction is not limited to registered broker-dealers - the safe harbor also is not available to the associated persons of unregistered broker-dealers. If it is determined that Global Business Resources acted as an unregistered broker-dealer, then Peter Goldstein would be an associated person of a broker-dealer, and would therefore be ineligible to take advantage of that safe harbor. If it is determined that Peter Goldstein is ineligible to take advantage of this safe harbor, then some or all of our shareholders might be granted the right to rescind the sale of shares and demand that we return the purchase price of the shares.

We are not aware of any pending claims of rescission against us by any shareholder based on the potential violation by Peter Goldstein. We intend to vigorously defend any rescission or other claim by the holders of our securities. Nevertheless, it is possible that a claim could be made by our shareholders, and if a court were to hold that the Rule 3a4-1 safe harbor was not available for the sale of our securities by Mr. Goldstein, we could be forced to rescind the sales of our securities. This would require significant monetary payments to the claiming shareholders and could have a significant impact on our ability to proceed with our business operations.

Investors that disagree with decisions made by Peter J. Goldstein, as the sole director, will lack the ability to change the composition of our board of directors and therefore may lose their investment based on decisions made by the sole director

For an extended period of time, we intend to have only one director, Peter J. Goldstein. Therefore, we do not have any independent directors. Since Mr. Goldstein is our majority shareholder and since the shareholders elect directors, if anyone disagrees with decisions made by Mr. Goldstein, they will lack the ability to change the composition of our board of directors. Therefore, the shareholders will have to rely on the sole director and may lose their investment if Mr. Goldstein does not make prudent business decisions.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under "Risk Factors," Plan of Operation," "Business," and elsewhere are "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our, or our industry's, actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors."

In some cases, you can identify forward-looking statements by the words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward- looking statements.

LACK OF MARKET FOR OUR COMMON STOCK

There is no established public trading market for our shares of common stock. We intend to seek a market maker to apply for a quotation of our common stock on the OTC BB in the United States. Our shares are not, and have not been, listed or quoted on any exchange or quotation system.

DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

We are a business consulting firm that applies our services to a broad range of clients that will enable companies to effectively increase profitability as well as advance the development of their businesses. We provide original and authoritative advice for clients involved in many high-stakes matters, such as acquisitions, new product introductions and general corporate strategies.

We derive revenues principally from professional services rendered by our employee. In most instances, we charge clients on a time-and- materials basis and recognize revenues in the period when we provide our services. We charge consultants' time at hourly rates and on a per project basis. However, in the future, as we retain the services of additional outside employee consultants with differing skills, our hourly rates may vary from consultant to consultant depending on a consultant's position, experience and expertise, and other factors. Outside experts will not bill clients directly for their services, all of the billing will be done through our office. As a result, we will generate substantially all of our own professional services fees from the work of our own full-time consultants. Factors that affect our professional services fees include the number and scope of client engagements, the number of consultants employed by us, the consultants' billing rates, and the number of hours worked by the consultants.

On October 25, 2000, we restructured and consummated a Share Exchange Agreement and Reorganization. Pursuant to the agreement, the shareholders of GBR-FL tendered all issued and outstanding shares of their common stock of GBR-FL to us in exchange for 7,000,000 shares of our common stock. Peter Goldstein, our sole officer, sole director and principal shareholder was the sole officer, sole director and sole shareholder of GBR-FL. GBR-FL is now our wholly owned subsidiary.

Management's Plan of Operations

Our current clients are comprised of small to medium sized enterprises located throughout Florida. We have been successful in introducing our business consulting services in the South Florida region. Our marketing strategy with respect to our search for potential business consulting opportunities includes referrals from consultants, advisors, venture capitalists, members of the financial community and others who may present management with unsolicited proposals.

During 2002, we may expand the number of outside consultants and employees as needed to service our clients. This expansion may be accomplished by increaseing our business consulting revenue stream. We intend to acquire other businesses which operate in the business consulting industry. We believe that when such acquisitions are combined with our present business consulting services, we will realize other economic benefits due to increased economies of scale which will consolidate our expenses and in turn enhance our profit structure.

There are no known trends or events which are likely to have a material impact on our short term liquidity, long term liquidity or revenues. Due to the nature of our business there are no seasonal aspects that will have a material effect on our operations. In addition, we do not have any internal or external sources of liquidity, any material commitments for capital expenditures or any significant elements of income or loss that do not arise from our ongoing operations.

From inception to September 30, 2002, we received approximately $130,000 in revenues from activities that we will no longer be providing to our clients. All of the additional revenues earned by us to date were generated by the business consulting services which we will continue to provide to our clients.

12 Month Plan of Operations

Over the next twelve(12) months, we will focus on the development of potential contracts and new business. We will continue to grow and develop our market share with a marketing plan focused on our core business. The constant focus of our management team includes identifying, cultivating and attracting both new and existing clients, promoting cost-effective services and the availability and accessibility of executive management.

We may use additional employees, including part-time clerical assistance, on an as-needed basis. We will use outside advisors, consultants and experts as required to service our clients in the most efficient manner. Such consultants will be hired if the revenues received from the consulting services justifies the cost to us of hiring the consultant. We believe we will be able to operate in this manner and to continue our search for business opportunities during the next twelve months.

During the next twelve months, we will continue to search for business opportunities and acquisitions in the business consulting and related industries. Any such acquisition will be undertaken by the issuance of our shares to the acquired company and its shareholders. At this time, we do not intend to use any of our funds in the next twelve months to acquire another entity.

Recent Financial Results for the nine months ending September 30, 2002 and 2001

Revenues for the nine months ending September 30, 2002 were $87,691. This represents a decrease of $95,707 as compared to revenues of $183,398 for the nine months ending September 30, 2001. Net loss from operations for the nine months ending September 30, 2002 was ($61,445) or ($0.0062) per share as compared to a net loss of ($21,535) or ($0.0021) per share from operations for the nine months ending September 30, 2001.

Selling, General and Administrative. Selling, general and administrative expenses decreased by $47,161 to $115,582 for the nine months ending September 30, 2002 from $162,743 in the nine months ending September 30, 2001. As a percentage of revenues, general and administrative expenses decreased to 132% of revenues for the nine months ending September 30, 2002 from 88% of revenues for the nine months ending September 30, 2001.

The majority of selling expenses incurred are due to costs of travel, business development, marketing efforts and legal and accounting fees. We anticipate that these selling expenses will continue into the foreseeable future and may grow since these expenses are a requirement of further expanding our client and referral base. Our business is developed on personalized service and referrals which will continue to require similar selling expenses during this phase of our business development. The compensation to our Chief Executive Officer has not had an effect on operations since he has had a nominal salary during this period, specifically $ 33,554 for the nine months ended September 30 2002, $54,000 in 2001 and $0 in 2000. We do not anticipate that his compensation will have an affect in the future since he is only taking a salary when funds are available from revenue after meeting all our operating expenses. In addition, we have agreed with the Chief Executive Officer that his salary will not exceed $75,000 annually for the foreseeable future.

Provision for Income Taxes. The provision for income taxes was not made in fiscal 2001 or in fiscal 2000 due to a net operating loss before income taxes. There was no payroll taxes payable recorded in 2000 because no salaries were paid in 2000.

LIQUIDITY AND CAPITAL RESOURCES

Our financing activities used cash of $60,106 in fiscal 2002 and $25,660 for fiscal 2001. A principal use of cash for financing activities in those years was payment of operational activities. In fiscal 2000, our financing activities provided cash of $49,000. This consisted primarily of the net proceeds from the issuance of our stock to 28 investors.

As of the nine months ended September 30, 2002, we had cash of $737 and working capital of $737.

Peter Goldstein, our sole officer, director and principal shareholder has agreed to fund our operations until we receive revenues and/or Mr. Goldstein has the financial means to finance such operations.

Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, data contained in our records and other available data from third parties, but there can be no assurance that our expectations, beliefs or projections will result, or be achieved, or be accomplished.

THE COMPANY

We were incorporated in Delaware on October 20, 2000. We commenced operations as a developmental stage company and had no revenues from inception until consummating our merger and reorganization with Global Business Resources, Inc. a Florida corporation, referred to as "GBR-FL,", on October 25, 2000. GBR-FL, remains our wholly-owned subsidiary. We were formed to be a holding company for operating companies in the consulting industry. At this time, we operate as a holding company for our wholly owned subsidiary GBR-FL. We do not have any other operations at this time other than acting as a holding company for GBR-FL and other potential subsidiaries. The business of the company set forth herein is operated through GBR-FL and therefore any reference to us or we includes GBR-FL unless the context requires otherwise.

We were formed for the purpose of providing business consulting services that enables companies to effectively increase profitability as well as advance the development of their businesses. Currently we do not have any clients but we intend to pursue business relationships with small to medium sized businesses. Until recently we provided consulting services to one client, National Companies, Inc. which is in the direct sales industry. Our consulting services to this client included business planning and development as well as organizational, operational and financial restructuring.

In addition to the consulting services, in the past we have also assisted clients in the process of becoming public entities. have provided services to some of our clients, including National Companies, Inc., in connection with the securities offerings or the development of markets for the securities of these clients. We will no longer be providing any of these services to our clients in connection with their securities clients or assisting our clients in obtaining a market for their securities.

Our current business strategy and our business strategy for the future is to provide business consulting We plan to undertake these services by initially examininge a client's corporate structure looking towards a way to streamline its operations, organization, or reporting structures. Once a structure is ascertained we will then design, develop and implement systems, procedures and controls to improve our client’s efficiencies and profitability. We will retain business strategy consultants as needed in order to assist our clients in the evolving market places and technologies. We refer to this as the strategy-led approach.

As part of our consulting services, we will help our clients identify business objectives and create and prioritize a portfolio of initiatives to increase the profitability and efficiency of their businesses. We design these initiatives to offer a variety of ways to maximize profitability in the new economic environment that has resulted from the widespread acceptance of technology.

After creating an initial strategy, we architect and build scalable objectives that can be adapted over time to meet our clients' evolving needs. We assist our clients in implementing these strategies by linking the strategies with varied controls and systems and deploying the applications. We refer to the strategies that we develop and implement as well as our consulting services as "solutions" because our clients use these services to solve business problems or achieve business goals.

Our objective is to become a leader of small to medium sized business-consulting services. Our business strategy for accomplishing this objective includes to attracting and retaining outstanding professionalson an as needed basis, develop long-term client relationships, serve cutting-edge clients and enhancing and extending our service offerings and building our corporate image.

Our principal executive offices are located at One Boca Place, Suite 112E, Boca Raton, Florida 33431. Our telephone number is (561) 981-8210.

Marketing Strategy

We will rely to a significant extent on the initial efforts of our sole executive officer and sole director, Peter Goldstein, to market our services. As we generate additional working capital we will shift our dependence to new officers and principals, outside employees and consultants retained by us to market our services. We will encourage our consultants to generate new business from both existing and new clients, and reward our consultants with increased compensation and promotions for obtaining new business. In pursuing new business we will focus on emphasizing our reputation and experience, while also promoting the expertise of the particular outside employee who may work on the project.

Business Strategy

Our strategy is to become a leading provider of business consulting services to small and medium size companies. We may deliver our services through the services of Peter Goldstein, our sole officer and employee or through the use of outside consultants with varied backgrounds in business strategy, operational, financial, and organizational management experience. Because these consultants have different skills and work closely together throughout a client engagement, we refer to them as being "integrated" and "multi-disciplinary." In the past, we have used consultants on a part time basis to assist us with servicing our clients. Such consultant and all future consultants will be paid on an hourly basis and have the right to work for other companies. Our integrated, multi-disciplinary approach will allow us to deliver high quality initiatives without the time delays and increased costs associated with handing off a project from one team to another.

Our strategy-led approach includes:

o	analyzing the client's industry, business model and goals;
o	developing a portfolio of solutions in the context of an overall business strategy; and
o	developing and launching various objectives in a sequence that is designed to maximize profitability and shareholder value over the long term.

Our commitment to entrepreneurial innovation allows us to provide our clients with professional services from consultants who have extensive small to medium size business experience. Our delivery model is based upon a proprietary methodology that we call Profit design. This methodology is designed to ensure that we:

*	involve all of our competencies in each phase of our engagements;
*	take advantage of the standards, benchmarks and approaches we have developed; and
*	follow detailed control procedures that are designed to ensure that we are delivering high quality solutions.

Acquisition Strategy

We also intend to acquire small to medium sized companies in the business sector which will assist us in servicing our clients and expanding our portfolio of clients. Such businesses will include, but not be limited to, business planning firms, strategic planning firms, management consulting firms, reorganization consulting firms and business valuation companies. There are no income or size requirements for these potential acquisitions although we are not attempting to acquire any company that is too large for us to handle their clientele. At this time, we do not have any potential acquisitions and we have no time frame for the purchase of any companies. Upon effectiveness of this registration statement, we will begin developing an outline for potential acquisition candidates. Any acquisition will be undertaken on a share exchange basis and at this time we have no intention of paying for any acquisition through the use of our funds.

If, during the course of the selling security holder offering, a material acquisition becomes probable, we will be required to file a post-effective amendment to this registration statement to update the prospectus to include financial information and other corporate information about the acquiree. The offering under the registration statement will need to be stopped until the post effective amendment becomes effective.

Consulting Industry & Competition

The business consulting industry in the United States is intensely competitive, highly fragmented and subject to rapid change. In general, there are few barriers to entry into our markets, and we expect to face additional competition from new entrants into the business consulting industries. We believe that the principal competitive factors in our market to be reputation, analytical ability, industry experience, service and price. We compete primarily with other business and management consulting firms, specialized or industry specific consulting firms, the consulting practices of large accounting firms such as Arthur Anderson's former consulting arm now known as ACCENTURE, and the internal professional resources of existing and potential clients. Furthermore, many of our competitors have international reputations as well as significantly greater personnel, financial, managerial, technical and marketing resources than we do. In addition, many of our competitors also have a significantly greater geographic presence than we do. We may be unable to compete successfully with our existing competitors or with any new competitors.

Past Activities

In the past, we developed and posted solely a website as a test for sample viewing at www.previewnet.com/gopublic. This also was done for the website www.shellbiz.com. This was solely for our purposes which was not meant to be visible beyond testing purposes. At the time, we were exploring which services we would be providing to our clients. Therefore, such website included information that we would provide services in connection with the securities offerings or the development of markets for securities of our clients. As stated above, such websites were meant to be for our purposes only and we had no knowledge the previewnet website still existed after the date it was supposed to be removed, specifically, July 2000.

Also in the past we have participated in activities that assisted our clients in the development of markets for securities. We had performed services which assisted our clients in becoming public entities through combinations with affiliated or unaffiliated third parties. We previously had consulting agreements with National Companies, Inc., Newcourt Capital Holdings, Inc. and Teda Hotels Management Limited. In our capacity as consultants for National Companies, Inc. and Newcourt Capital Holdings, Inc., we assisted these companies in the development of a corporate business plan. We also provided advice and assistance to these companies regarding their operational, organizational and reporting restructuring as a viable, growth orientated company. In addition, we assisted these companies in the process of becoming public entities by arranging reverse acquisitions between these companies and with fully reporting shell companies. Our consulting agreement with Teda Hotels Management Limited was solely to arrange a reverse merger with a reporting company, which has been accomplished. The shell companies were all related parties to us. The agreements with Newcourt, National and Teda are no longer in effect because the consulting agreements were completed and the agreements were not renewed. The following sets forth the details of the acquisitions undertaken between our clients and our affiliated parties:

1. On January 8, 2001, Focus Financial Group, Inc. acquired all of the shares of National from the National shareholders in consideration for the issuance of 10,0000,000 shares of Focus Financial Group, Inc. to the National shareholders. National became a wholly owned subsidiary of Focus Financial. Focus Financial is an affiliated party to Peter Goldstein, our sole office, director and principal shareholder. We received a fee of $75,000 for effectuating such merger and we received a total of $151,000 for providing other consulting services to National. We did not receive any additional fees, directly or indirectly through other third parties. However, Peter Goldstein did retain 238,000 shares of Focus Financial after the reverse merger and did receive an additional 100,000 shares of Focus as fees for consulting services which we rendered. Such shares are not and were never owned by us.

2. On March 2, 2001, Technologies Ventures Group, Inc. acquired all of the shares of Newcourt from the Newcourt shareholders in consideration for the issuance of 9,250,000 shares of Technologies Ventures Group, Inc. to the Newcourt shareholders. Newcourt became a wholly owned subsidiary of Technologies Ventures. Technologies Ventures is an affiliated party to Peter Goldstein, our sole office, director and principal shareholder. We received a fee of $25,000 for effectuating such merger and we received a total of $10,000 for providing other consulting services to Newcourt. We did not receive any additional fees, directly or indirectly through other third parties. However, Peter Goldstein did retain 717,000 shares of Technologies Ventures after the reverse merger. Such shares are not and were never owned by us.

3. On July 12, 2002, Gaige Financial Group, Inc. acquired all of the shares of Teda from the Teda shareholders in consideration for the issuance of 5,000,000 shares of Gaige to the Teda shareholders Teda became a wholly owned subsidiary of Gaige. Gaige Financial Group, Inc. is an affiliated party to Peter Goldstein, our sole office, director and principal shareholder. We received a fee of $30,000 for effectuating such merger and we received a total of no fees for providing other consulting services to Gaige. We did not receive any additional fees, directly or indirectly through other third parties. However, Peter Goldstein did retain 655,000 shares of Gaige after the reverse merger. Such shares are not and were never owned by us.

Our sole officer and director, Peter Goldstein is also the beneficial owner, through the holdings of his wife, Shelly Goldstein, of a number of companies which may be deemed "shell corporations." A shell corporation is a corporation that has no active business and usually exists only in name as a vehicle for another company's business operations. In such capacity, Mr. Goldstein was in a position to assist our clients with respect to the aspects of a reverse acquisition with these companies. A reverse acquisition occurs when an existing corporation's shareholders exchange all of their shares in consideration for shares of another corporation and the existing corporation becomes a wholly owned subsidiary of the second corporation. Mr. Goldstein also owns the following additional "shell" corporations: Warrensburg Enterprises, Inc., Black Diamond Industries, Inc. and Baxter Capital Company, Inc. Notwithstanding his beneficial ownership of such entities, we will have no involvement in these entities or any transactions that they may enter into in the future.

As a management consulting firm, we will continue to come across emerging growth clients that may wish to take their companies public. We currently do not provide any of such services and will not be providing these services to our clients in the future. Our sole responsibility with regard to such clients will be to assist these clients in the implementation of their business objectives. We will not perform any services for these clients which will assist them becoming a public company. We will no longer be involved in such transactions where we use an affiliated or unaffiliated company to effectuate a reverse merger and will concentrate our efforts on our corporate consulting business.

Government Regulation

Although government regulation does not impact our management consulting business directly with the exception of payroll taxes on the state and federal levels, we anticipate that our clients who engage in segments of business which involve an exposure to the Internet may have an impact. We are observing that laws and regulations directly applicable to Internet communications, commerce and marketing are becoming more prevalent. If any of these laws hinders the growth in use of the Internet generally or decreases for the acceptance of the Internet as a medium for communication, commerce and marketing, our prospects business may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. State and foreign governments might attempt to regulate Internet transmissions or levy sales or other taxes relating to Internet activity. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

EMPLOYEES AND CONSULTANTS

As of October 25, 2002, our sole executive officer and sole director is Peter J. Goldstein. Mr. Goldstein is our sole employee and he works on a full time basis for the us. We may employ additional people as we continue to implement our plan of operation. Our employee is not covered by a collective bargaining agreement, and we believe that our relationship with our employee is satisfactory.

We will form teams of consultants with which we may consult on various matters relating to our business. The establishment of a consulting team is not intended to be a delegation by our officers and directors of their power of management and control, as management and control of us shall at all times be retained by our officers and directors. As of the date of this prospectus, we have only engaged one person to provide consulting services on a part time basis on our behalf.

REPORTS TO SECURITIES HOLDERS

We are not required to file annual reports to security holders or the Securities and Exchange Commission at this time and we do not intend to provide such reports with audited financial statements until this registration statement is declared effective.

You may read and copy any material we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

DESCRIPTION OF PROPERTY

We currently operate our primary business office at the premises located at One Boca Place, Suite 112E, Boca Raton, Florida. We recently entered into a sublease agreement for such premises with Envirokare Tech, Inc., a non related third party. The sublease is for the period commencing on March 1, 2002 and terminating on February 28, 2003. The sublease provides us with 1 office and non-exclusive use of the conference room and common areas. The monthly rent is $1,000 . The sublease provides that we can terminate upon 30 days prior written notice. This space is presently sufficient for our operations.

LEGAL PROCEEDINGS

There have never been any civil, administrative or criminal proceedings concluded, pending or on appeal against Peter Goldstein or us.

MANAGEMENT

Directors and Executive Officers

The following sets forth the age and position held by our sole director and sole executive officer as of the date of this prospectus:

NAME	AGE	POSITION HELD
Peter J. Goldstein	39	Chairman, President, CEO and Director

PETER J. GOLDSTEIN has been our Chairman of the Board, President, CEO and our sole director since our inception in 1996. In such capacity, Mr. Goldstein spends at least forty hours per week on our business and will continue to work full time in the future. Mr. Goldstein provides essential professional business consulting services for small to medium sized entrepreneurial companies. Mr. Goldstein was a partner in GreenGold International Corporation from 1998 to 2000, a management consulting firm headquartered in Miami, Florida. GreenGold is a business consulting company specializing in business analysis, strategic planning and corporate re-engineering of small to mid-sized companies. While employed by us, Mr. Goldstein attended the University of Miami from 1996 to 1998 during which time he earned a Masters of Business Administration degree in International Business. Mr. Goldstein is also the sole partner and owner of Goldco Properties Ltd. which is an investment holding company which Mr. Goldstein owns to manage his investments.

Peter Goldstein is also the beneficial owner, through the holdings of his wife, Shelly Goldstein, of a number of companies which may be deemed "shell companies." Through the use of such companies, Mr. Goldstein has assisted both some of our clients as well as third parties in going public by conducting reverse acquisitions. On January 8, 2001, one of Mr. Goldstein's companies, Focus Financial Inc., effectuated a reverse merger with The National Companies Inc., one of our clients. On March 2, 2001 one of our clients Equity Management Partners LLC was merged into Technology Ventures Group, Inc., another one of Mr. Goldstein's companies. On May 1, 2002, one of our clients, Teda Hotels Management Limited, was merged into one of Mr. Goldstein's companies, Gaige Financial Group,Inc. In addition, on March 17, 2000, Mr. Goldstein merged in another one of his companies, Provence Capital Corporation with an independent third party, Precom Technology Inc. Mr. Goldstein also has the following additional "shell" companies: Warrensburg Enterprises, Inc., Black Diamond Industries, Inc. and Baxter Capital Company, Inc. At this time, none of these companies has entered into a merger agreement with one of our clients or an independent third party.

Mr. Goldstein is also an officer, director and shareholder of a number of inactive companies which may require Mr. Goldstein's active participation in the future. He also has investment holdings in other private and public companies which do not require Mr. Goldstein's active participation.

BOARD COMMITTEES

Our board of directors has established no committees.

EXECUTIVE COMPENSATION

Compensation of Directors

Our directors will not receive compensation for services on our board of directors or any board committees, but directors may be reimbursed for certain expenses in connection with attendance at our board and committee meetings.

Executive Compensation

Peter Goldstein received 1,965,000 shares of our common stock as founder's shares. Although there are no employment agreements in place, he will be paid compensation based upon adequate cash flow derived from our consulting revenues. Mr. Goldstein's salary will be determined based on our consulting revenues less our operating expenses in an amount not to exceed $75,000 per annum. The salary will be not be paid or accrued until cash flow is available to adequately pay the salary. In 2001, he received $54,000 and he has received a total salary of $33,554 for the nine months ended September 30, 2002. Peter Goldstein also received compensation from us of 100,000 shares of National Companies, Inc. in 2001.

Stock Option Plans

We have not adopted any stock option plans as of the filing of this registration statement. The following table sets forth information with respect to stock options granted to our named executive officers during fiscal year 2001:

NAME	NUMBER OF% SECURITIES UNDERLYING OPTIONS GRANTED	OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL 2001	EXERCISE PRICE	EXPIRATION DATE
None

No executive officer held options during the 2001 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2002 fiscal year end:

None

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of October 25, 2002 regarding ownership of our common stock (i) by each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, (ii) by each of our directors, (iii) by certain related stockholders and (iv) by all of our executive officers and directors as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted. As of October 25, 2002, there were 9,945,000 shares of our common stock outstanding. The percentage of beneficial ownership calculation below is based upon the 9,945,000 shares that currently are entitled to vote on all our shareholder issues.

Title of Class	Name and Address of Beneficial Owner:	Number	% OWNERSHIP
Common Stock, $.0001 Par Value	Peter Goldstein 22154 Martella Avenue Boca Raton, Florida 33433	7,965,000	80.09%
All Directors, Officers and 5% Shareholders as a Group		7,965,000	80.09%

o	Reflects total outstanding Shares of 9,945,000 as of October 25, 2002.
o	Peter Goldstein is our Chairman, CEO, President and sole Director.

SELLING SECURITY HOLDERS

980,000 shares are being sold by our existing shareholders.

The following table sets forth the name of each selling security holder, the number or shares of common stock beneficially owned by the selling security holder as of October 25, 2002, and the number of shares being offered by each selling security holder. During the past three years, no selling security holder has been our officer, director or affiliate, nor has any selling security holder had any material relationship with us during the period, other than as set forth below.

The shares of our common stock being offered by this prospectus are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of the shares of common stock immediately under this prospectus. Because the selling security holders may sell all or a portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be held by any selling security holder upon termination of any offering made under this prospectus; accordingly, the following table assumes the sale of all shares of common stock by the selling security holders immediately following the date of this prospectus.

Name of selling stockholder	Shares of common Stock owned prior to offering(1)	Percent of Common Stock owned prior to offering	Shares of common stock to be sold	Shares of common Stock owned After offering	Percent(1)
Jessica Acierno	35,000.0035		35,000	0	0
Robert Lee Clark	35,000.0035		35,000	0	0
National LAC Support	35,000.0035		35,000	0	0
Gretchen Dore	35,000.0035		35,000	0	0
Kerri Frezza1	35,000.0035		35,000	0	0
Corina S. Hart	35,000.0035		35,000	0	0
Naomi Kamioka	35,000.0035		35,000	0	0
Ross Kelley	35,000.0035		35,000	0	0
Kathleen Major	35,000.0035		35,000	0	0
David A. McHugh	35,000.0035		35,000	0	0
Dennis Montoya	35,000.0035		35,000	0	0
Joanne C. Reyes	35,000.0035		35,000	0	0
Theodore D. Stechschulte	35,000.0035		35,000	0	0
Nancy Zarate	35,000.0035		35,000	0	0
Brian Callanan	35,000.0035		35,000	0	0
John Christopher	35,000.0035		35,000	0	0
Meghrian James Eberts	35,000.0035		35,000	0	0
Robert Anderson	35,000.0035		35,000	0	0
Gerald Breslauer	35,000.0035		35,000	0	0
Ronald Lichtman	35,000.0035		35,000	0	0
Betty Saxe	35,000.0035		35,000	0	0
Betty Williamson	35,000.0035		35,000	0	0
Charles Rottersmann	35,000.0035		35,000	0	0
Boru Enterprises	35,000.0035		35,000	0	0
Sharon Baker	35,000.0035		35,000	0	0
Stephen Echols	35,000.0035		35,000	0	0
Pamela Anderson	35,000.0035		35,000	0	0
Alvin Goldstein	35,000.0035		35,000	0	0
Total	980,000

(1)      Assumes the sale of all shares registered by each selling shareholder.

PLAN OF DISTRIBUTION

Distribution by Selling Security Holders

The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Any pledgees, donees or transferees of, or successors in interest to, the selling stockholders will be named in the prospectus as selling security holders. As of this date, all of the original owners are selling their shares as part of this registration statement. These selling security holders shares will be available to be sold immediately after this registration statement becomes effective. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	"at the market" to or through market makers or into an existing market for the common stock,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares.

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From December 31, 2001, to September 30, 2002, we borrowed $60,106 from Peter Goldstein, our sole officer and director. Such notes are due and apyable on March 31, 2003 and bear interest at a rate of 7%.

On July 12, 2002, Teda Hotels Management Company Limited merged into one of our clients, Gaige Financial Group, Inc. Shelley Goldstein, Peter Goldstein's wife, was the sole officer and director of Gaige and owns 655,000 shares of the merged entity.

On March 2, 2001, an affiliate of one of our former clients, Equity Management Partners LLC (an affiliate of Newcourt Capital Holdings, Inc.) was merged into Technology Ventures Group, Inc., one of Mr. Goldstein's companies. Mr. Goldstein owns 717,000 shares of Technology Ventures Group, Inc.

On January 8, 2001, Focus Financial Inc. effectuated a reverse merger with National Companies, Inc., one of our clients. Peter Goldstein, our sole officer, sole director and principal shareholder was an officer, director and principal shareholder of Focus Financial Inc. Mr. Goldstein and his wife, Shelley Goldstein beneficially own 338,000 shares of National Companies, Inc.

We will no longer be involved in such transactions where we use an affiliated company to effectuate a reverse merger and will concentrate our efforts on our corporate consulting business.

On October 25, 2000, we consummated our merger and reorganization with Global Business Resources, Inc., a Florida corporation, also referred to in this document as GBR-FL and the individual holder of all of the outstanding capital stock of GBR-FL. Peter Goldstein, our sole officer, sole director and principal shareholder was the sole officer, sole director and sole shareholder of GBR-FL. Pursuant to the merger, Mr. Goldstein, as the sole holder of the stock of GBR-FL tendered to us all of the issued and outstanding shares of common stock of GBR-FL in exchange for 7,000,000 shares of our common stock. GBR-FL is now our wholly owned subsidiary.

On October 21, 2000, Peter Goldstein, our founder, received 1,965,000 shares for our formation. On October 25, 2000, Peter Goldstein received an additional 7,000,000 shares pursuant to a Share Exchange Agreement and Reorganization with GBR-FL. As our founder, Mr. Goldstein is deemed to be a promoter. On January 1, 1997, Peter Goldstein the founder of GBR-FL received 1,000 GBR-FL shares for the formation of GBR-FL. As its founder, Mr. Goldstein is deemed to be a promoter of GBR-FL. At no time, did we or GBR-FL acquire any assets from Mr. Goldstein.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by our Board of Directors.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of our directors standing for election. Holders of our common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

        o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

        o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

        o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

o	for any breach of a director's duty of loyalty to the corporation or its stockholders;
o	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or
o	for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the Delaware General Corporation Law.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our shares of common stock being offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Freehold, New Jersey.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2001 and 2000, audited and nine months ended September 2002 audited, have been included in this prospectus in reliance upon the report appearing elsewhere herein, of Robert Jarkow, independent Certified Public Accountant, Ft. Lauderdale, Florida, and upon the authority of said independent certified public accountant as an expert in accounting and auditing.

GLOBAL BUSINESS RESOURCES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2001
Nine Months Ended September 30, 2002

GLOBAL BUSINESS RESOURCES, INC.

ROBERT JARKOW
CERTIFIED PUBLIC ACCOUNTANT

3111 North Andrews Avenue
Fort Lauderdale, Florida   33309

(954)  630-9070

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Global Business Resources, Inc.

         I have audited the accompanying consolidated balance sheets of Global Business Resources, Inc. as of September 30, 2002 and December 31, 2001 and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for the nine months ended September 30, 2002 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Business Resources, Inc. as of September 30, 2002 and December 31, 2001, and the results of its operations and cash flows for the nine months ended September 30, 2002 and the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

October 18, 2002

1

                         GLOBAL BUSINESS RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEETS

                    December 31, 2001 and September 30, 2002

                                                                                  2001           2002
                                                                              -------------- -------------

                                     ASSETS

Current Assets

     Cash                                                                           $10,583          $737

                                                                              -------------- -------------

                                                                                    $10,583          $737
                                                                              ============== =============

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities

     Payroll taxes payable                                                           $8,507            $0
     Notes payable to sole executive officer                                                       60,106
                                                                              -------------- -------------
            Total current liability                                                   8,507        60,106

Shareholders' equity (deficit)

     Preferred stock-par value $.0001; 10,000,000 shares authorized-none issued           0             0

     Common stock-par value $.0001; 50,000,000 shares authorized,
          9,945,000 issued and outstanding at December 31, 2001
          and September 30, 2001                                                    103,052       103,052

     Deficit                                                                       -100,976      -162,421
                                                                              -------------- -------------
           Total shareholders' equity (deficit)                                       2,076       -59,369
                                                                              -------------- -------------

                                                                                    $10,583          $737
                                                                              ============== =============

   The accompanying notes are an integral part of these financial statements.

                                      -2-

                         GLOBAL BUSINESS RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

      Year Ended December 31, 2001 and Nine Months Ended September 30, 2002

                                                      2001               2002
                                                  --------------    ----------------

Revenue                                                $188,562             $87,691
                                                  --------------    ----------------

Expenses

     Compensation of sole executive officer              54,000              33,554

     Selling, general, and administrative expenses      168,729             115,582
                                                  --------------    ----------------

           Total expenses                               222,729             149,136
                                                  --------------    ----------------

     Net (loss)                                        -$34,167            -$61,445
                                                  ==============    ================

(Loss) per common share-basic                          -$0.0034            -$0.0062
                                                  ==============    ================

Weighted - average common shares outstanding          9,945,000           9,945,000
                                                  ==============    ================

   The accompanying notes are an integral part of these financial statements.

                                      -3-

                         GLOBAL BUSINESS RESOURCES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

      Year Ended December 31, 2001 and Nine Months Ended September 30, 2002

                                                                         Common Stock
                                                                    -----------------------
                                                                     Shares       Amount      Deficit
                                                                    ----------  ----------- ------------

Balance December 31, 2000                                           9,945,000      124,052      -66,809

     Return of capital                                                              21,000

     Net (loss) for the year ended December 31, 2001                                            -34,167

                                                                    ----------  ----------- ------------
Balance December 31, 2001                                           9,945,000      103,052     -100,976

     Net (loss) for the nine months ended September 30, 2002                                    -61,445

                                                                    ----------  ----------- ------------
Balance September 30, 2002                                          9,945,000     $103,052    -$162,421
                                                                    ==========  =========== ============

   The accompanying notes are an integral part of these financial statements.

                                      -4-

                         GLOBAL BUSINESS RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

      Year Ended December 31, 2001 and Nine Months Ended September 30, 2002

                                                                    2001             2002
                                                                --------------   --------------

Cash flows from operating activities
       Net (loss)                                                    -$34,167         -$61,445
       Adjustments to reconcile net (loss) to net cash
         used in operating activities
            Increase (decrease) in payroll taxes payable                8,507           -8,507

                                                                --------------   --------------

                 Net cash (used) by operating activities              -25,660          -69,952
                                                                --------------   --------------

Cash flows from financing activities
            Increase in note payable to sole executive officer                          60,106

                                                                                 --------------
                 Net cash provided by financing activities                              60,106

Cash flows from investing activities
       Return of capital                                               21,000

                                                                --------------
                 Net cash (used) by investing                         -21,000

Net (decrease) in cash                                                -46,660           -9,846

Cash - beginning                                                       57,243           10,583
                                                                --------------   --------------

Cash - ending                                                         $10,583             $737
                                                                ==============   ==============

Supplemental information

       Interest paid                                                                      $481
                                                                                 ==============

   The accompanying notes are an integral part of these financial statements.

                                      -5-

GLOBAL BUSINESS RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2002

Note 1.   Nature of Business

         The Company provides business consulting services to small-medium sized entities. The Company designs, develops and implements systems to increase profitability, enhance efficiencies and advance the development of its client companies.

Note 2.    Summary of Significant Accounting Policies

History and Basis of Presentation

         Global Business Resources. Inc. was incorporated in the State of Delaware, on October 20, 2000 and issued 1,965,000 shares of common stock. On October 25, 2000, the Company acquired Global Business Resources. Inc. a Florida corporation (incorporated December 1996 and began business in 1999) in an exchange for stock. The Company issued 7,000,000 shares of stock for 100% of the outstanding stock of the Florida corporation and became a wholly owned subsidiary.

         The transaction was accounted as a capital transaction and not a business combination because the stockholders of both companies were identical. Accordingly, the recorded assets, liabilities, and operations of the Florida company were carried forward at historical amounts and the equity has been restated to give effect to the transaction from inception.

         All significant intercompany transactions and balances have been eliminated.

Revenue Recognition

         The Company recognizes revenues when services are performed. All revenue is received in advance on a monthly basis and is earned during that period.

Use of Estimates

        Use of estimates and assumptions by management is required in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

GLOBAL BUSINESS RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2002

Note 2.    Summary of Significant Accounting Policies (continued)

(Loss) Per Share

         Basic (loss) per share equals net (loss) divided by the weighted average shares outstanding during the period. There are no items to give rise to diluted shares.

Note 3.    Operating Facilities

         At December 31, 2001, the Company's facility, and equipment (consisting of computers, copier, fax machine, desk and telephone) were provide by the majority shareholder at no cost to the Company. These values of approximately $1,000 per year and are immaterial and accordingly, are not recorded as an expense or a contribution to capital. The computation of the expense is based on the allocation between personal and business use of equipment cost over a 3 year period. The office is located in the sole officer's and employee's residence and the cost is allocated on a square footage use which is minimal. There is no secretarial staff or other personnel utilizing this equipment and facility.

         At September 30, 2002, the Company relocated to a premises located in Boca Raton, Florida. The Company entered into a lease agreement with a non-related third party terminating February 28, 2003. The monthly rent is $1,000. This agreement can be terminated by the Company upon 30 days prior written notice.

Note 4.    Major Customers

         Major Customers -The Company provides its services to a limited number of customers.

         One customer generated $55,000 and $96,000 for the nine months ended September 30, 2002 and the year ended December 31, 2001, respectively. Another customer generated $31,000 for the year ended December 31, 2001. Both customers are related entities because the sole executive officer and his wife are shareholders of these entities. However, they do not have management or financial control of either entity.

GLOBAL BUSINESS RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2002

Note 5.    Income taxes

         At September 30, 2002 and December 31, 2001, the Company had net operating loss carryforwards, of approximately $162,000 and $101,000, respectively, expiring through 2016. The deferred tax benefit of the net operating loss carryforwards, of approximately $24,000 at September 30, 2002 and $31,000 at December 31, 2001 have been fully reserved for due to the uncertainty of its recognition.

         At September 30, 2002 and December 31, 2001, there are no other items that give rise to deferred income taxes.

Note 6.   Common Stock

         In October 2000, the Company had a private placement offering of 980,000 shares of its common stock at $0.05 per share. There were no costs of the offering. The stock was sold pursuant to Rule 506 of Regulation D under the United States Securities Act of 1933.

         The 7,000,000 shares of common stock issued for the acquisition of Global Business Resources, Inc., as discussed in Note 1, was valued at initial capitalization because the Company was privately owned and no market existed for the sale of its stock.

Note 7.    Donated Capital

         Return of capital of $21,000 was due to the return of initial capital need to fund the Company. No stock was returned to treasury because all stock was paid in full.

Note 8.    Employment Policies

         The Company's policy for vacation is two weeks per year and must be taken in the year earned or is lost. Sick pay compensation is five days per year. No vacation or sick leave has been taken. Accordingly, the Company has not accrued a liability for vacation or sick pay compensation.

GLOBAL BUSINESS RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2002

Note 9.    Employment Agreement

         The Company has entered into an oral agreement with its sole executive officer for a maximum annual salary of $75,000. The Company paid $33,554 in 2002 and $54,000 in 2001. There is no obligation to pay the maximum salary, no accrual had been made for the difference between the maximum salary and the amount paid. In the future, when the Company has adequate cash flow the maximum salary of $75,000 will be paid.

Note 10.    Notes Payable to Sole Executive Officer

         The Company has borrowed $60,106 from its sole executive officer. The notes are due on March 31, 2003. The notes bear interest of 7% and are unsecured.

Note 11.    Liquidity

Peter Goldstein, our sole officer, director and principal shareholder has agreed to fund our operations until we receive revenues and/or Mr. Goldstein has the financial means to finance such operations.

GLOBAL BUSINESS RESOURCES, INC.

ROBERT JARKOW
CERTIFIED PUBLIC ACCOUNTANT

3111 North Andrews Avenue
Fort Lauderdale, Florida   33309

(954)  630-9070

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Global Business Resources, Inc.

         I have audited the accompanying consolidated balance sheets of Global Business Resources, Inc. as of December 31, 2001 and 2000 and the consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Business Resources, Inc. as of December 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

April 8, 2002

1

                         GLOBAL BUSINESS RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 and 2000

                                                                                  2001           2000
                                                                              -------------- -------------
                                   ASSETS
Current Assets

     Cash                                                                           $10,583       $57,243
                                                                              -------------- -------------
                                                                                    $10,583       $57,243
                                                                              ============== =============

                       LIABILITY AND SHAREHOLDERS' EQUITY

Current liability

     Payroll taxes payable                                                           $8,507    $        -
                                                                              -------------- -------------
            Total current liability                                                   8,507

Shareholders' Equity

     Preferred stock-par value $.0001; 10,000,000 shares authorized-none issued           0             0

     Common stock-par value $.0001; 50,000,000 shares authorized,
          9,945,000 issued and outstanding at December 31, 2001 and 2000            103,052       124,052

     Deficit                                                                       (100,976)      (66,809)
                                                                              -------------- -------------
           Total shareholders' equity                                                 2,076        57,243
                                                                              -------------- -------------

                                                                                    $10,583       $57,243
                                                                              ============== =============

                         GLOBAL BUSINESS RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years Ended December 31, 2001 and 2000

                                                          2001               2000
                                                      --------------    ----------------

     Revenue                                               $188,562            $102,930
                                                      --------------    ----------------
     Expenses

          Compensation of sole executive officer             54,000              25,375

          Selling, general, and administrative expenses     168,729             143,889
                                                      --------------    ----------------

                Total expenses                              222,729             169,264
                                                      --------------    ----------------

          Net (loss)                                       ($34,167)           ($66,334)
                                                      ==============    ================
     (Loss) per common share-basic                         ($0.0034)           ($0.0073)
                                                      ==============    ================

     Weighted - average common shares outstanding         9,945,000           9,046,666
                                                      ==============    ================

                           The accompanying notes are
                an integral part of these financial statements.

                                       -3-

                         GLOBAL BUSINESS RESOURCES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                     Years Ended December 31, 2001 and 2000

                                                                   Common Stock
                                                             -----------------------
                                                               Shares      Amount       Deficit
                                                             -----------  ----------  ------------

    Balance December 31, 1999                                 8,965,000     $49,677         ($475)

        Common stock sold for cash                              980,000      49,000

        Contribution of service by sole executive officer                    25,375

        Net (loss) for the year ended December 31, 2000                                   (66,334)

                                                             -----------  ----------  ------------
    Balance December 31, 2000                                 9,945,000     124,052       (66,809)

        Return of capital                                                    21,000

        Net (loss) for the year ended December 31, 2001                                   (34,167)

                                                             -----------  ----------  ------------
    Balance December 31, 2001                                 9,945,000    $103,052     ($100,976)
                                                             ===========  ==========  ============

                 The accompanying notes are an integral part of
                          these financial statements.

                                       -4-

                         GLOBAL BUSINESS RESOURCES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 2001 and 2000

                                                                    2001             2000
                                                                --------------   --------------

Cash flows from operating activities
       Net (loss)                                                    ($34,167)        ($66,334)
       Adjustments to reconcile net (loss) to net cash
         used in operating activities
            Increase in payroll taxes payable                           8,507
            Contribution of service by sole executive officer                           25,375
                                                                --------------   --------------

                 Net cash (used) by operating activities              (25,660)         (40,959)
                                                                --------------   --------------

Cash flows from financing activities
       Sale of common stock                                                             49,000

                                                                --------------   --------------
                 Net cash provided by financing activities                  0           49,000

Cash flows from investing activities
       Return of capital                                               21,000

                                                                --------------
                 Net cash (used) by investing                         (21,000)

Net increase (decrease) in cash                                       (46,660)           8,041

Cash - beginning                                                       57,243           49,202
                                                                --------------   --------------

Cash - ending                                                         $10,583          $57,243
                                                                ==============   ==============

                 The accompanying notes are an integral part of
                          these financial statements.

GLOBAL BUSINESS RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

Note 1.    Nature of Business

         The Company provides business consulting services to small-medium sized entities. The Company designs, develops and implements systems to increase profitability, enhance efficiencies and advance the development of its client companies.

Note 2.    Summary of Significant Accounting Policies

History and Basis of Presentation

         Global Business Resources. Inc. was incorporated in the State of Delaware, on October 20, 2000 and issued 1,965,000 shares of common stock. On October 25, 2000, the Company acquired Global Business Resources. Inc. a Florida corporation (incorporated December 1996 and began business in 1999) in an exchange for stock. The Company issued 7,000,000 shares of stock for 100% of the outstanding stock of the Florida corporation and became a wholly owned subsidiary.

         The transaction was accounted as a capital transaction and not a business combination because the stockholders of both companies were identical. Accordingly, the recorded assets, liabilities, and operations of the Florida company were carried forward at historical amounts and the equity has been restated to give effect to the transaction from inception.

         All significant intercompany transactions and balances have been eliminated.

Revenue Recognition

         The Company recognizes revenues when services are performed. All revenue is received in advance on a monthly basis and is earned during that period.

Use of Estimates

         Use of estimates and assumptions by management is required in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

GLOBAL BUSINESS RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

Note 2. Summary of Significant Accounting Policies (continued)

(Loss) Per Share

         Basic (loss) per share equals net (loss) divided by the weighted average shares outstanding during the period. There are no items to give rise to diluted shares.

Note 3. Operating Facilities

         The Company's office and operating facility, including equipment (consisting of computers, copier, fax machine, desk and telephone) are provide by the majority shareholder at no cost to the Company. These amounts of approximately $1,000 per year and are immaterial and accordingly, are not recorded as an expense or a contribution to capital. The computation of the expense is based on the allocation between personal and business use of equipment cost over a 3 year period. The office is located in the sole officer's and employee's residence and the cost is allocated on a square footage use which is minimal. There is no secretarial staff or other personnel utilizing this equipment and facility.

Note 4. Major Customers

         Major Customers -The Company sells its services to a limited number of customers. One customer generated $96,000 and $99,000 for the year ended December 31, 2001 and 2000, respectively. Another customer generated $31,000 for the year ended December 31, 2001. None of the Company's major customers are related parties to the Company.

Note 5. Income taxes

         At December 31, 2001 and 2000, the Company had net operating loss carryforwards, of approximately $101,000 and $66,000, respectively, expiring through 2016. The deferred tax benefit of the net operating loss carryforwards, of approximately $15,000 at December 31, 2001, have been fully reserved for due to the uncertainty of its recognition.

         At December 31, 2001 and 2000, there are no other items that give rise to deferred income taxes.

GLOBAL BUSINESS RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

Note 6.   Common Stock

         In October 2000, the Company had a private placement offering of 980,000 shares of its common stock at $0.05 per share. There were no costs of the offering. The stock was sold pursuant to Rule 506 of Regulation D under the United States Securities Act of 1933.

         The 7,000,000 shares of common stock issued for the acquisition of Global Business Resources, Inc., as discussed in Note 1, was valued at initial capitalization because the Company was privately owned and no market existed for the sale of its stock.

         Services rendered by the sole executive officer for the year ended December 31, 2000 were not paid and accordingly, were recorded as a capital contribution.

         Return of capital for $21,000 was due to the return of initial capital need to fund the Company. No stock was returned to treasury because all stock was paid in full.

Note 7.    Employment Policies

         The Company's policy for vacation is two weeks per year and must be taken in the year earned or is lost. Sick pay compensation is five days per year. No vacation or sick leave has been taken. Accordingly, the Company has not accrued a liability for vacation or sick pay compensation.

Note 8.    Employment Agreement

         The Company has entered into an oral agreement with its sole executive officer for a maximum annual salary of $75,000. The Company paid $54,000 in 2001. There is no accrual required to be made between the maximum salary and the amount paid.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes of accountants since inception or disagreements with our accountants with regard to any accounting or financial disclosure issues.

GLOBAL BUSINESS RESOURCES, INC.

980,000 shares of our common stock by selling security holders at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the DGCL. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of our by-laws.

Item 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by us; none shall be borne by any selling stockholders.

SEC Registration fee	$122.50
Blue sky fees and expenses	0
Transfer agent and registrar fees	1,000
Printing and engraving expenses	1,000
Legal fees and expenses	5,000
Accounting fees and expenses	1,500
Miscellaneous	1,000
Total	$9,622.50

All amounts other than the SEC registration fee are estimated.

Item 26.     RECENT SALES OF UNREGISTERED SECURITIES.

On October 21, 2000, we issued 1,965,000 founder's shares of our common stock at par value to Peter Goldstein, our sole executive officer and sole director, pursuant to an exemption from registration provided by ss.4(2) of the Act, promulgated thereunder, for services to be rendered to us. The issuance was made in the State of Florida to a Florida resident pursuant to the exemption provided by Section 517.061(11) of the Florida Statutes. Mr. Goldstein is a sophisticated investor who had substantial information about use as our founder and sole officer and director.

In October 2000, we accepted subscriptions in the amount of $49,000 for the sale of 980,000 shares of our common stock, $0.0001 par value per share in a private placement conducted pursuant to an exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. We qualified for this exemption since all of the investors were either accredited or sophisticated investors and each investor received information about Global Business. The issuance was made pursuant to the exemption provided by Section 517.061(11) of the Florida Statutes. The following sets forth the shareholders and the amount of our shares received by each shareholder in the sale:

Jessica Acierno	35,000
Robert Lee Clark	35,000
National LAC Support	35,000
Gretchen Dore	35,000
Kerri Frezza1	35,000
Corina S. Hart	35,000
Naomi Kamioka	35,000
Ross Kelley	35,000
Kathleen Major	35,000
David A. McHugh	35,000
Dennis Montoya	35,000
Joanne C. Reyes	35,000
Theodore D. Stechschulte	35,000
Nancy Zarate	35,000
Brian Callanan	35,000
John Christopher	35,000
Meghrian James Eberts	35,000
Robert Anderson	35,000
Gerald Breslauer1	35,000
Ronald Lichtman	35,000
Betty Saxe	35,000
Betty Williamson	35,000
Charles Rottersmann	35,000
Boru Enterprises	35,000
Sharon Baker	35,000
Stephen Echols	35,000
Pamela Anderson	35,000
Alvin Goldstein	35,000

On October 25, 2000, we consummated a Share Exchange Agreement and Reorganization with Global Business Resources, Inc., a Florida corporation, also referred to as "GBR-FL" and Peter Goldstein, the sole shareholder of all of the outstanding capital stock of GBR-FL. Pursuant to the agreement, Mr. Goldstein tendered to us all issued and outstanding shares of common stock of GBR-FL in exchange for 7,000,000 Shares of our common stock. GBR-FL is now our wholly owned subsidiary. These shares were issued pursuant to an exemption from registration provided by ss.4(2) of the Act, promulgated thereunder, and pursuant to the exemption provided by Section 517.061(11) of the Florida Statutes. Mr. Goldstein is a sophisticated investor who had knowledge about us in his capacity as our sole officer and director.

Item 27.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)        Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.0	Articles of Incorporation of Global Business Resources, Inc., a Delaware corporation	*

3.1	Bylaws of Global Business Resources, Inc., a Delaware corporation	*

3.2	Articles of Incorporation of Global Business Resources, Inc., a Florida corporation	*

3.3	Bylaws of Global Business Resources, Inc., a Florida corporation	*

5.1	Opinion of Anslow & Jaclin LLP

10.1	Consulting Agreement between Global Business Resources, Inc. and Newcourt Capital Holdings, Inc.	*

10.2	Consulting Agreement and Amended Agreement between Global Business Resources, Inc. and National Companies, Inc.	*

10.3	Consulting Agreement amongst Global Business Resources, Inc., Takeda Development Limited and TEDA Hotels Management Co., Ltd.	*

23.1	Consent of Robert Jarkow, CPA	*

23.1	Consent of Samuel F. May, Jr., CPA

23.2	Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on page II-6 of the registration statement)

99.1	Affidavit of Peter Goldstein

*     Filed with the original Form SB-2 on August 17, 2001

Item 28.     UNDERTAKINGS.

(A)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and
(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C)     Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida on October, 2002.

Global Business Resources, Inc.

By:	/s/ Peter J. Goldstein Peter J. Goldstein President, CEO, Secretary and Director

POWER OF ATTORNEY

The undersigned directors and officers of Global Business Resources, Inc. hereby constitute and appoint Peter Goldstein, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Peter J. Goldstein Peter J. Goldstein	President, CEO Secretary and Drector	Dated: October 28, 2002